Exhibit 99.1

News Contact:
+1 (813) 204-4099
investors@lazydays.com

Lazydays Holdings, Inc. Reports Record Third Quarter 2021 Financial Results

Tampa, FL (November 4, 2021) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the third quarter ended September 30, 2021. Net Income for the quarter was $31.0 million, up $27.3 million compared to third quarter 2020. Third quarter revenue was $318.7 million, up $103.0 million compared to third quarter 2020. EBITDA of $41.5 million, was an all-time quarterly record and more than double third quarter 2020.

Third Quarter Financial Results and Highlights:

●	Revenues for the third quarter were $318.7 million; up $103.0 million, or 48%, versus 2020. Revenue from sales of Recreational Vehicles (“RVs”) was $285.8 million for the third quarter, up $91.2 million, or 47%, versus 2020. RV unit sales excluding wholesale units, were 3,609 for the quarter, up 1,014 units, or 39% versus 2020. New and preowned RV sales revenues were $181.4 million and $104.4 million for the quarter, up 39% and 63% respectively compared to 2020.

●	Gross profit, excluding last-in-first-out (“LIFO”) adjustments, was $89.6 million, up $41.7 million, or 87%, versus 2020. Gross margin excluding LIFO adjustments increased between the two periods, to 28.1% in 2021 from 22.2% in 2020. This margin increase was driven by expanded RV sales margins in a market with strong consumer demand and constrained inventory. Gross profit for the quarter including LIFO adjustments was $90.3 million; up $40.9 million, or 83%, versus 2020. This gross profit comparison reflects a $0.8 million net decrease in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, Selling, General and Administrative expense (“SG&A”) for the third quarter was $47.6 million, up $19.0 million compared to the prior year. The increase in SG&A expenses was related to the Elkhart dealership acquired in October 2020, the Burns Harbor dealership acquired in December 2020, the Louisville, Tennessee dealership acquired in March 2021, and the Portland, Oregon, Vancouver, Washington and Milwaukee, Wisconsin dealerships acquired in August 2021 and increased performance wages as a result of the increased unit sales and revenues for the period ending September 30, 2021. Depreciation and amortization increased $1.0 million, and transaction costs increased $0.4 million compared to the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $41.5 million for the third quarter, up $22.4 million compared to 2020. EBITDA as a percentage of revenue improved to 13.0% from 8.8%.

●	As of September 30, 2021, cash was $67.0 million up $3.5 million from December 31, 2020. The increase includes the impact of cash provided by operating activities of $86.2 million offset by cash paid for purchases of property and equipment and acquisitions of $79.0 million and cash used in financing activities of $3.7 million.

●	The reported third quarter $31.0 million net income includes a $2.2 million of non-cash non-operating income recognizing a change in the fair value of warrant liabilities, versus a $7.9 million expense in 2020.

Conference Call Information:

The Company has scheduled a conference call at 10:00 AM Eastern Time on November 4, 2021 that will also be broadcast live over the internet. The call can be accessed as follows:

Via online registration at: http://events.q4inc.com/attendee/374406205 or via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until November 11, 2021 and may be accessed by calling 1-800-770-2030 or 1-647-362-9199 with a conference ID number of 374406205. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

As an iconic brand in the RV industry, Lazydays, The RV Authority, consistently provides the best RV sales, service, and ownership experience, which is why RVers and their families become Customers for Life. Lazydays continues to add locations at a rapid pace as it executes its geographic expansion strategy that includes both acquisitions and greenfields.

Since 1976, Lazydays RV has built a reputation for providing an outstanding customer experience with exceptional service excellence and unparalleled product expertise, along with being a preferred place to rest and recharge with other RVers. By offering the largest selection of RV brands from the nation’s leading manufacturers, state-of-the-art service facilities, and thousands of accessories and hard-to-find parts, Lazydays RV provides everything RVers need and want.

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for future operating results, its expectations regarding the impact of its acquisition of its recently acquired dealerships in Phoenix, Arizona, Elkhart, Indiana, Burns Harbor, Indiana, Marysville, Tennessee, Portland, Oregon, Vancouver, Washington and Milwaukee, Wisconsin; and its greenfield start-ups near Houston, Texas, Nashville, Tennessee, Monticello, Minnesota, near Omaha, Nebraska, and Fort Pierce, Florida, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Results of Operations for the Third Quarter Ended September 30, 2021 and 2020

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands except for share and per share data)

(Unaudited)

	For the Three Months Ended
	September 30, 2021	September 30, 2020
		(Restated)
Revenues
New and pre-owned vehicles	$285,781	$194,552
Other	32,947	21,171
Total revenues	318,728	215,723

Cost applicable to revenues (excluding depreciation and amortization shown below)
New and pre-owned vehicles (including adjustments to the
LIFO reserve of $655, ($1,431), $1,409 and ($1,481), respectively)	221,176	160,837
Other	7,289	5,544
Total cost applicable to revenue	228,465	166,381

Transaction costs	678	233
Depreciation and amortization	3,717	2,760
Stock-based compensation	132	219
Selling, general, and administrative expenses	47,597	28,598
Income from operations	38,139	17,532
Other income/expenses
PPP loan forgiveness	-	-
Interest expense	(2,006)	(1,749)
Change in fair value of warrant liabilities	2,162	(7,899)
Inducement Loss on Warrant Conversion	-	.
Total other expense	156	(9,648)
Income before income tax expense	38,295	7,884
Income tax expense	(7,326)	(4,184)
Net income	$30,969	$3,700
Dividends on Series A Convertible Preferred Stock	(1,210)	(1,745)
Net income attributable to common stock and participating securities	$29,759	$1,955

See the accompanying notes to the unaudited condensed consolidated financial statements

Balance Sheets as of September 30, 2021 and December 31, 2020

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	September 30, 2021	December 31, 2020
	(Unaudited)	(Restated)

ASSETS
Current assets
Cash	$67,027	$63,512
Receivables, net of allowance for doubtful accounts of $659 at September 30, 2021 and December 31, 2020	31,018	19,464
Inventories	140,741	116,267
Income tax receivable	-	1,898
Prepaid expenses and other	3,968	2,740
Total current assets	242,754	203,881

Property and equipment, net	118,643	106,320
Operating lease assets	29,051	15,472
Goodwill	81,473	45,095
Intangible assets, net	89,816	72,757
Other assets	582	473
Total assets	$562,319	$443,998

See the accompanying notes to the unaudited condensed consolidated financial statements

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	September 30, 2021	December 31, 2020
	(Unaudited)	(Restated)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$60,128	$38,781
Income taxes payable	1,078	-
Dividends payable	1,210	1,210
Floor plan notes payable, net of debt discount	93,999	105,399
Financing liability, current portion	2,098	1,462
Long-term debt, current portion	6,053	24,161
Operating lease liability, current portion	5,975	3,164
Total current liabilities	170,541	174,177

Long term liabilities
Financing liability, non-current portion, net of debt discount	88,701	78,634
Long term debt, non-current portion, net of debt discount	14,787	8,445
Operating lease liability, non-current portion	23,038	12,056
Deferred income tax liability	15,091	15,091
Warrant liabilities	15,489	15,096
Total liabilities	327,647	303,499

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of September 30, 2021 and December 31, 2020; liquidation preference of $60,000 as of September 30, 2021 and December 31, 2020, respectively	54,983	54,983

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 11,665,423 and 9,656,041 shares issued and 11,524,124 and 9,514,742 outstanding at September 30, 2021 and December 31, 2020, respectively	-	-
Additional paid-in capital	100,277	71,226
Treasury Stock, at cost, 141,299 shares at September 30, 2021 and December 31, 2020, respectively	(499)	(499)
Retained earnings	79,911	14,789
Total stockholders’ equity	179,689	85,516
Total liabilities and stockholders’ equity	$562,319	$443,998

See the accompanying notes to the unaudited condensed consolidated financial statements

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one-time charges, impairment of rental units and gain (loss) on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net Income per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three months ended September 30, 2021 and 2020 are shown in the tables below.

	Three Months Ended September 30,
	2021	2020 (Restated)

EBITDA
Net income	$30,969	$3,700
Interest expense, net*	2,006	1,749
Depreciation and amortization of property and equipment	2,099	1,712
Amortization of intangible assets	1,618	1,048
Income tax expense	7,326	4,184
Subtotal EBITDA	44,018	12,393
Floor plan interest	(414)	(293)
LIFO adjustment	(655)	(1,431)
Transaction costs	678	233
Gain on sale of property and equipment	(133)	-
Change in fair value of warrant liabilties	(2,162)	7,899
Stock-based compensation	132	219
Adjusted EBITDA	$41,464	$19,020

* Interest expense includes $1,201 and $1,189 relating to finance lease payments for the three months ended September 30, 2021 and 2020, respectively. Depreciation on leased assets under finance leases is included in depreciation expense and included in net income. Operating lease payments are included as rent expense and included in net income.

	Three Months Ended Sepember 30,
	2021	2020 (Restated)

EBITDA margin
Net income margin	9.7%	1.7%
Interest expense, net	0.6%	0.8%
Depreciation and amortization of property and equipment	0.7%	0.8%
Amortization of intangible assets	0.5%	0.5%
Income tax expense	2.3%	1.9%
Subtotal EBITDA margin	13.8%	5.7%
Floor plan interest	-0.1%	-0.1%
LIFO adjustment	-0.2%	-0.7%
Transaction costs	0.2%	0.1%
Loss on sale of property and equipment	0.0%	0.0%
Change in fair value of warrant liabilties	-0.7%	3.7%
Stock-based compensation	0.0%	0.1%
Adjusted EBITDA	13.0%	8.8%

Note: Figures in the table may not recalculate exactly due to rounding.

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